Exhibit 99.1

News Release

Contacts:	Joseph B. Bower, Jr. President and CEO CNB Financial Corporation (814) 765-9621 FOR IMMEDIATE RELEASE	Anthony J. Delmonte, Jr. President and CEO Bank of Akron (716) 542-5401

CNB FINANCIAL CORPORATION ANNOUNCES

BANK OF AKRON SHAREHOLDER APPROVAL OF ACQUISITION

Clearfield, Pennsylvania – March 18, 2020 - CNB Financial Corporation (NASDAQ: CCNE), the parent company of CNB Bank, announced that shareholders of the Bank of Akron (OTC: BARK) today overwhelmingly approved the acquisition of the Bank of Akron by CNB Financial Corporation.

Dependent upon regulatory approvals and other customary closing conditions, the merger is expected to close in the third quarter 2020.

“We are very pleased to learn of the strong support for the merger by Bank of Akron shareholders and we look forward to the integration of two strong community-minded financial institutions into an even stronger financial resource that will benefit our customers,” said Joseph B. Bower, Jr., president and CEO of CNB Financial Corporation.

“Our shareholders recognize that this merger presents a unique competitive opportunity for our bank to build on our existing community banking products and use CNB’s infrastructure, and capital to better serve our customers in the future in both Erie and Niagara counties,” said Anthony J. Delmonte, Jr., president and chief executive officer of Bank of Akron.

CNB Financial Corporation announced on Dec. 18 that it had entered into a definitive agreement to acquire Bank of Akron for $215 per share in cash and stock, or approximately $64.5 million in the aggregate.

Following completion of the merger, Bank of Akron will operate as BankOnBuffalo, a division of CNB Bank, which has branch offices in downtown Buffalo, Williamsville, Orchard Park and Niagara Falls. Bank of Akron serves the western New York markets of Akron, Clarence, Clarence Center, Lancaster, and Wilson with six branch locations.

About CNB Financial Corporation

CNB Financial Corporation is a financial holding company with consolidated assets of approximately $3.8 billion. CNB Financial Corporation conducts business primarily through its principal subsidiary, CNB Bank. CNB Bank is a full-service bank engaging in a full range of banking activities and services, including trust and wealth management services, for individual, business, governmental, and institutional customers. CNB Bank operations include a private banking division and 42 full service offices in Pennsylvania, Ohio, and New York. CNB Bank’s divisions include ERIEBANK, based in Erie, Pennsylvania, with offices in northwest Pennsylvania and northeast Ohio; FCBank, based in Worthington, Ohio, with offices in central Ohio; and BankOnBuffalo, based in Buffalo, New York, with offices in northern New York. CNB Bank is headquartered in Clearfield, Pennsylvania, with offices in central and north central Pennsylvania. Additional information about CNB Financial Corporation may be found at www.CNBBank.bank.

About Bank of Akron

Established in 1900, Bank of Akron has approximately $400 Million in assets and provides a full range of financial services including residential mortgages, construction loans and home equity lines of credit as well as commercial loans and mortgages. Bank of Akron has six branches located in Akron, Clarence, Clarence Center, Lancaster, and Wilson, and plays an active role in supporting each community it serves. For more details on Bank of Akron, please visit www.bankofakron.com.